Exhibit 99.1
TransUnion Announces Next Milestone in Planned CEO Succession
Appoints New Leaders to Executive Management Team

Chicago - April 5, 2019 -TransUnion (NYSE: TRU) announced today additions to its executive team concurrent with the May 8, 2019 transition of the President and CEO role from Jim Peck to Chris Cartwright, as initially announced November 14, 2018.

Effective May 8, 2019, the company will appoint Steve Chaouki, Cathy Madden, Tim Martin, Dane Mauldin and Steve Sassaman to new leadership roles. All positions will report to Cartwright, along with the existing management team.

With Cartwright’s transition from US Information Services leadership, Chaouki will become Executive Vice President, US Markets, which includes Financial Services, Insurance, Public Sector, Media and Diversified Markets. Chaouki previously held the title of executive vice president, USIS Financial Services.

Sassaman, who previously served as Executive Vice President and Chief Revenue Officer, US, will continue to focus on customers in a newly created position of Executive Vice President and Chief Commercial Officer, where he will serve major customer relationships and drive strategic business growth.

In recognition of the importance of both solutions and operations, TransUnion will establish two new roles to focus on these areas. Martin will serve as Executive Vice President of Solutions, helping scale solutions globally and further innovation. He previously held the role of Executive Vice President, Specialized Risk Group. Mauldin will serve as Executive Vice President of Operations, leading a team to identify and deploy best-in-class capabilities. He previously served as Executive Vice President, Innovative Solutions Group.

Madden will take on the role of Executive Vice President and Chief of Staff, managing key initiatives and TransUnion’s ongoing strategic agenda. She previously held the role of Senior Vice President, USIS Strategic Planning.

“We are fortunate to have great bench strength in the organization, and to be able to advance our internal leaders into these important new positions to support our continued growth and innovative solutions for consumers and customers worldwide,” said Chris Cartwright, President USIS and incoming President and CEO, TransUnion. “Our evolving executive team will ensure we have the right perspectives at the table as we continue to drive innovation and growth.”

“Throughout my tenure as CEO of TransUnion, I’ve been honored to work with a team which has been instrumental in our success,” said Jim Peck, President and CEO, TransUnion. “As Chris and his expanded team take the helm in May, I’m confident in their ability to build on TransUnion’s momentum and continue delivering results for consumers, customers and shareholders.”

About TransUnion (NYSE: TRU)
Information is a powerful thing. At TransUnion, we realize that. We are dedicated to finding innovative ways information can be used to help individuals make better and smarter decisions. We help uncover unique stories, trends and insights behind each data point, using historical information as well as alternative data sources. This allows a variety of markets and businesses to better manage risk and consumers to better manage their credit, personal information and identity. Today, TransUnion has a global presence in more than 30 countries and a leading presence in several international markets across North America, Africa, Latin America and Asia. Through the power of information, TransUnion is working to build stronger economies and families and safer communities worldwide.
We call this Information for GoodSM.
http://www.transunion.com/business